FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION EXPANDS BOARD OF DIRECTORS

~ Appoints Robert Mang, former Galyan’s Chief Executive Officer ~

Minneapolis, MN, November 10, 2005 — Christopher & Banks Corporation (NYSE: CBK) today announced that it has appointed Robert Mang to its Board of Directors, increasing the total number of Board seats to eight and the number of independent directors to six.

Robert Mang, 60, was most recently Chairman and Chief Executive Officer of Galyan’s Trading Company, Inc. from 2000 to 2004 when he retired.  From 1997 to 2000, Mr. Mang was Chief Executive Officer of Monet Group, Inc., a designer and marketer of branded fashion jewelry sold through department stores.  Prior to joining Monet Group, Mr. Mang had more than 20 years of retail experience including Vice Chairman of DFS Group and Chief Executive Officer or President positions with Woodward & Lothrop/John Wanamaker, The Bon Marche and Broadway Southwest.  Mr. Mang has previously served on the board of directors for various trade organizations, charitable groups and private companies.

Bill Prange, Chairman and Chief Executive Officer, commented, “Bob Mang is a proven leader and merchant with significant executive management experience.  His expertise in merchandising and brand development will be a tremendous asset to our company as we continue to develop and strategically position each of our brands to serve differentiated segments of the female baby boomer demographic.  We are pleased that Bob has joined our Board of Directors and look forward to benefiting from his insight.”

Mr. Mang commented, “I am delighted to join the Christopher & Banks Board of Directors.  I believe the Company has a proven business model, significant growth opportunities and really understands its customer base.  I look forward to contributing to the Company’s future.”

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 702 women’s specialty stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 501 Christopher & Banks stores, 178 C.J. Banks stores and 23 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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